Filed pursuant to Rule 433

Registration No. 333-214613

July 19, 2017

Final Term Sheet
EUR 1,000,000,000 0.625% Global Bonds due 2022

To be fungible and form a single series with KfW’s
EUR 3,500,000,000 0.625% Global Bonds due 2022, of which
EUR 2,000,000,000 were issued on June 23, 2015 and EUR 1,500,000,000 were issued on November 26, 2015

Terms:

Issuer:	KfW

Guarantor:	Federal Republic of Germany

Aggregate Principal Amount:	EUR 1,000,000,000

Denomination:	EUR 1,000

Maturity:	July 4, 2022

Redemption Amount:	100%

Interest Rate:	0.625% per annum, payable annually in arrears

Date of Pricing:	July 19, 2017

Closing Date:	July 26, 2017

Interest Payment Dates:	July 4 in each year

First Interest Payment Date:	July 4, 2018 (for interest accrued from, and including, July 4, 2017 to, but excluding, July 4, 2018)

Accrued Interest:	In the aggregate amount of EUR 376,712.33 from, and including, July 4, 2017 to, but excluding, July 26, 2017 (for aggregate principal amount of EUR 1,000,000,000)

Currency of Payments:	EUR

Price to Public/Issue Price:	103.158%, plus Accrued Interest

Underwriting Commissions:	None

Proceeds to Issuer:	103.158%, plus Accrued Interest

Format:	SEC-registered global bonds

Listing:	Frankfurt Stock Exchange (regulated market)

Business Day:	Frankfurt

Business Day Convention:	Following, unadjusted

Day Count Fraction:	Actual/Actual ICMA

Governing Law/Jurisdiction:	German Law; District Court Frankfurt am Main

Gross-Up:	No gross-up if tax deduction or withholding is imposed

Cross-Default:	None

Clearing System:	CBF (CBL, Euroclear)

Selling Restrictions:	European Economic Area, UK, Japan, Canada, Hong Kong

ISIN:	DE000A11QTG5

Ratings of Issuer:[1]	Aaa by Moody’s Investors Service, AAA by Scope Ratings and AAA by S&P Global Ratings

Lead Managers:	BNP Paribas J.P. Morgan UniCredit Bank

Stabilization Manager:	UniCredit Bank AG

Paying Agent:	KfW

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. The prospectus supplement relating to the bonds is available under the following link: https://www.sec.gov/Archives/edgar/data/821533/000119312516772792/d287768d424b3.htm. KfW’s base prospectus relating to the bonds is available through the following link: https://www.sec.gov/Archives/edgar/data/821533/000119312516772757/d291282d424b3.htm. Alternatively, UniCredit Bank will arrange to send you the prospectus, which you may request by calling toll-free +1-800-493-2203.

1  A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.